Exhibit (2)(k)(1)


           ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT

         THIS AGREEMENT is made as of June 30, 2005 by and between MEZZACAPPA PARTNERS, LLC, a Delaware limited liability company (the "Fund"), and PFPC INC., a Massachusetts corporation ("PFPC").

                              W I T N E S S E T H :

         WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund wishes to retain PFPC to provide certain administration, accounting, regulatory administration and investor services provided for herein, and PFPC wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       DEFINITIONS. AS USED IN THIS AGREEMENT:
         (a)      "1933 ACT" means the Securities Act of 1933, as amended.

         (b) "1934 ACT" means the Securities Exchange Act of 1934, as amended.

         (c) "AUTHORIZED PERSON" means any officer of the Fund and any other person duly authorized by the Fund's Board of Managers to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

         (d) "BOARD OF MANAGERS" shall have the same meaning as set forth in the Fund's limited liability company agreement (the "LLC Agreement").

         (e)      "CEA" means the Commodities Exchange Act, as amended.




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         (f)      "MEMBER" shall have the same meaning given such term in the
                  LLC Agreement.

         (g) "ORAL INSTRUCTIONS" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

         (h) "ORGANIZATIONAL DOCUMENTS" means the Fund's charter or articles of incorporation, LLC Agreement, bylaws, confidential memorandum and other documents constituting the Fund.

         (i)      "SEC" means the Securities and Exchange Commission.

         (j) "SECURITIES LAWS" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

         (k) "WRITTEN INSTRUCTIONS" means (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints PFPC to provide administration, accounting, regulatory administration and investor services to the Fund, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. COMPLIANCE WITH RULES AND REGULATIONS. PFPC undertakes to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund.



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4.       INSTRUCTIONS.
         (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

         (b) PFPC shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Managers or Members, unless and until PFPC receives Written Instructions to the contrary.

         (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

5.       RIGHT TO RECEIVE ADVICE.
         (a) ADVICE OF THE FUND. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

         (b) ADVICE OF COUNSEL. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of PFPC).



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         (c)      CONFLICTING ADVICE. In the event of a conflict between
                  directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel.

         (d) PROTECTION OF PFPC. PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6.       RECORDS; VISITS.
         (a) The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense. Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.

         (b)      PFPC shall keep the following records:

                  (i) all books and records with respect to the Fund's books of account; and



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                  (ii)     records of the Fund's securities transactions.

7.       CONFIDENTIALITY.
         Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (a) it is already known to the receiving party at the time it is obtained; (b) it is or becomes publicly known or available through no wrongful act of the receiving party; (c) it is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) it is released by the protected party to a third party without restriction; (e) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (f) it is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) release of such information is necessary in connection with PFPC's provision of services under this Agreement; or
         (h) it has been or is independently developed or obtained by the receiving party.



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8.       LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

9. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

10. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.



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11.      COMPENSATION.
         (a) As compensation for services set forth herein that are rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

         (b)      The undersigned hereby represents and warrants to PFPC that
                  (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Managers of the Fund and that, if required by applicable law, such Board of Managers have approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

         (c) PFPC shall establish certain cash management accounts ("Service Accounts") required to provide services under this Agreement. The Fund acknowledges (i) PFPC may benefit, directly or indirectly, from sweeping the funds in such Service Accounts into investment accounts maintained at an affiliate or client of PFPC; (ii) balance credits earned with respect to the amounts in such Service Accounts ("Balance Credits") will be used to offset the banking service fees imposed by the cash management service provider (the "Banking Service Fees"); (iii) PFPC shall retain any excess Balance Credits for its own use; and (iv) Balance Credits will be calculated and applied toward the Fund's Banking Service Fees regardless of the Service Account balance sweep described in Sub-Section (i).



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12.      INDEMNIFICATION.
         (a) The Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC's activities under this Agreement. Any amounts payable by the Fund hereunder shall be satisfied only against the relevant portfolio's assets and not against the assets of any other investment portfolio of the Fund.

         (b) PFPC agrees to indemnify, defend and hold harmless the Fund from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities to the extent arising under the Securities Laws and any states and foreign securities and blue sky laws) provided that such liability was caused by PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. This indemnification shall be the Fund's sole remedy under this Agreement.



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         (c)      The provisions of this Section 12 shall survive termination of this Agreement.

13. RESPONSIBILITY OF PFPC.
         (a) PFPC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

         (b)      Notwithstanding anything in this Agreement to the contrary,
                  (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.



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         (c)      Notwithstanding anything in this Agreement (whether contained anywhere in Sections 14-16 or otherwise) to the contrary, the Fund hereby acknowledges and agrees that (i) PFPC, in the course of reporting portfolio performance hereunder, may rely upon PFPC's interpretation of relevant circumstances (as determined by PFPC) in determining methods of calculating portfolio performance to be used, and that (ii) PFPC shall not be liable for losses or damages of any kind associated with such reliance except to the extent such loss or damage is substantially due to PFPC's gross negligence or willful misconduct.

         (d) Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates .

         (e) No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than 24 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

         (f) Each party shall have a duty to mitigate damages for which the other party may become responsible.

         (g) The provisions of this Section 13 shall survive termination of this Agreement.




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         (i)      Notwithstanding anything in this Agreement to the contrary,
                  PFPC shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Fund or for any failure to discover any such error or omission.

14. DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following accounting services with respect to the Fund:

                  (i) Journalize investment, capital and income and expense activities;

                  (ii) Verify investment buy/sell trade tickets when received from the investment manager for the portfolio (the "Investment Manager") and, with respect only to those portfolios that invest principally in U.S. domestic securities, transmit trades to such portfolio's custodian(s) for proper settlement;

                  (iii) Maintain individual ledgers for investment securities;

                  (iv) Maintain historical transaction activity for each underlying investment fund;

                  (v) Record and reconcile underlying investment fund capital changes with the Fund's Investment Manager;

                  (vi) Reconcile cash and investment balances of the Fund with the Fund's custodian(s), and provide the Investment Manager with the beginning cash balance available for investment purposes.

                  (vii) Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Fund's confidential memorandum;

                  (ix) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

                  (x) Monitor the expense accruals and notify and officer of the Fund of any proposed adjustments;

                  (xi) Control all disbursements and authorize such disbursements from the Fund's account with the custodian(s) upon Written Instructions;

                  (xii)    Calculate capital gains and losses;



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                  (xiii)   Determine net income;

                  (xiv) Obtain monthly valuations from the underlying investment funds and calculate the market value in accordance with the applicable valuation policies or guidelines provided by the Fund to PFPC, provided that PFPC does not inform the Fund that it is either unable or unwilling to comply with such policies or procedures;

                  (xv) Transmit or mail a copy of the monthly portfolio valuation to the Investment Manager;

                  (xvi) Arrange for the computation of the net asset value in accordance with the provisions of the Fund's LLC Agreement and confidential memorandum; and

                  (xvii) As appropriate, compute total return, expense ratios, and portfolio turnover rate.

15. DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following administration services if required with respect to the Fund:

                  (i)      Prepare monthly security transaction listings;

                  (ii) Supply various normal and customary Fund statistical data as requested on an ongoing basis;

                  (iii) Prepare and file the Fund's Annual and Semi-Annual Reports with the SEC on Form N-SAR via EDGAR;

                  (vi) Prepare the Fund's annual and semi-annual shareholder reports, (including N-CSR) and Forms N-Q and N-PX (provided that the Fund's voting record is provided to PFPC in the format designated by PFPC), and coordinate with the Fund's financial printer the filing of Forms N-CSR, N-Q and N-PX with the SEC;

                  (vii) Copy the Fund's Board of Managers on routine correspondence sent to Members;

                  (viii) Prepare and coordinate with the Fund's counsel an annual Post-Effective Amendment to the Fund's Registration Statement (other than adding a new series or class) on Form N-2, as needed, and coordinate with the Fund's financial printer to make such filing with the SEC;

                  (ix) Assist administratively in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund's Board of Managers;



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                  (x)      Coordinate the filing of the Fund's fidelity bond
                           with the SEC;

                  (xi) Draft agendas and resolutions for quarterly Board meetings and draft written consents of the Board;

                  (xii) Coordinate the preparation, assembly and mailing of quarterly Board materials;

                  (xiii) Attend organizational and quarterly Board meetings and draft minutes thereof;

                  (xiv)    Draft agenda for organizational board meeting;

                  (xv) Maintain a calendar for the Fund that shall list various SEC filing and Board approval deadlines;

                  (xvi) Assist the Fund in the handling of SEC examinations and responses thereto;

                  (xvii) Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between the Fund and PFPC; and

                  (xviii) Provide compliance policies and procedures related to services provided by PFPC and, if mutually agreed, certain PFPC affiliates, summary procedures thereof and an annual certification letter.

         All regulatory services are subject to the review and approval of Fund counsel.

16. DESCRIPTION OF INVESTOR SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following functions:

                  (i) Maintain the register of Members and enter on such register all issues, transfers and repurchases of interests in the Fund;

                  (ii) Arrange for the calculation of the issue and repurchase prices of interests in the Fund in accordance with the Fund's LLC Agreement;

                  (iii) Allocate income, expenses, gains and losses to individual Members' capital accounts in accordance with the Fund's LLC Agreement;



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                  (iv)     Calculate the Incentive Allocation in accordance with
                           the Fund's LLC Agreement and reallocate corresponding amounts from the applicable Members' accounts to the Adviser's account; and

                  (v) Mail Fund offering materials to prospective investors in accordance with instructions from an Authorized Person.

17.      DURATION AND TERMINATION.
         (a) The term of this Agreement is for an initial term beginning from the date of this Agreement and continuing through the close of business one (1) year thereafter (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement will automatically renew for successive terms of one
                  (1) year ("Renewal Terms"). Either Party may terminate this Agreement effective at the end of the Initial Term or any Renewal Term by providing written notice to the other party of its intent not to renew. Notice of termination must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successor service provider, if there are more than one), and all trailing expenses incurred by PFPC, will be borne by the Fund.

         (b) If a party hereto fails in any material respect to perform its duties and obligations hereunder (a "Defaulting Party"), or if a representation and warranty of a party hereof becomes untrue or inaccurate in any material respect, the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within sixty (60) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving sixty (60) days' written notice of such termination to the Defaulting Party. Termination of this Agreement by the Non-Defaulting Party shall not constitute a waiver of any other rights or remedies with respect to obligations of the parties prior to such termination or rights of PFPC to be reimbursed for all of its out-of-pocket expenses and its normal monthly fees or other obligations due it. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.



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         (c)      Upon occurrence of any of the following events, the party not subject to such event shall have the right to immediately terminate this Agreement upon written notice to the other party: (i) either party ceases doing (or gives notice of ceasing to do) business and its business is not continued by another corporation or entity who has agreed to assume its obligations, (ii) either party becomes insolvent or files for or becomes a party to any involuntary bankruptcy, receivership or similar proceeding, and such involuntary proceeding is not dismissed within forty-five (45) calendar days after filing, or (iii) either party makes an assignment for the benefit of creditors.

19. NOTICES. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the fund in writing); (b) if to the Fund, at 630 Fifth Avenue, Suite 2600, New York, New York 10111,
         Attention: Chris Nagle or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.







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20.      AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

21. ASSIGNMENT. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund thirty (30) days' prior written notice of such assignment.

22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24.      MISCELLANEOUS.
         (a) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.




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         (b)      NO CHANGES THAT MATERIALLY AFFECT OBLIGATIONS. Notwithstanding
                  anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

         (c) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (d) INFORMATION. The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

         (e) GOVERNING LAW. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.

         (f) PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         (g) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (h) NO REPRESENTATIONS OR WARRANTIES. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

         (i) FACSIMILE SIGNATURES. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

         (j) CUSTOMER IDENTIFICATION PROGRAM NOTICE. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                             PFPC INC.

                                             By:  /S/ JEANNE GRANT
                                             ---------------------
                                             Title: Vice President




                                             MEZZACAPPA PARTNERS, LLC

                                             By:    CHRISTOPHER S. NAGLE
                                                    --------------------

                                             Title:  Secretary/Treasurer